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                                LICENSE AGREEMENT

     This License Agreement (the "Agreement") between WAKE FOREST UNIVERSITY, an educational institution organized under the laws of the State of North Carolina, having its principal offices at Winston-Salem, North Carolina 27109 ("Wake Forest"), and IDT, INC., a Commonwealth of Pennsylvania Corporation with principal offices at 2275 Swallow Hill Road #2500, Pittsburgh, Pennsylvania 15220 (the "Company").

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

1.   DEFINITIONS

     For all purposes of this Agreement the following terms as used herein, will have the meanings specified below:

     1.1 "The Method" means all proprietary developments, data and/or information currently owned by Wake Forest relating to A METHOD OF HEATED PERFUSION OF CHEMOTHERAPY DRUG IN HE TREATMENT OF INTRAPERITONEAL AND OTHER CANCERS, including methods, processes, apparatus, devices, systems, products, articles of manufacture, and appliances, made and/or developed by Brian W. Loggie, M.D.C.M. and Ronald A. Fleming, Pharm.D., employees of Wake Forest. The Method utilizes the Company's THERMOCHEM-HT SYSTEM-TM-, or a related or equivalent system, (hereafter "System") and employs disposable items and/or accessories such as ThermoChem-HT disposable packs for use with or as part of the System in the practice or performance of the Method.

     1.2 "Disposables" means all disposable accessories or items, such as the ThermoChem-HT disposable packs, used during the practice or performance of the Method or used with or as part of the System for or during the performance or practice of the Method provided by IDT.

     1.3 "Effective date" means the date of the first sale of the Disposables.

     1.4 "Affiliate" of a specified entity means an entity that directly or indirectly controls, is controlled by, or is under common control with, the specified entity. For purposes of this Agreement, the direct or indirect ownership of more than 50% of the outstanding voting shares of an entity, the right to receive


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50% or more of the profits or earnings of an entity, or the right to control policy decisions of an entity, will be deemed to constitute control.

     1.5 "Licensed Products" means the Disposables.

     1.6 "Net Sales" means the gross sales amount of all sales or leases of Licensed Products by or on behalf of the Company or Affiliates to any customer minus any customary quantity, trade or cash discounts actually given, allowed returns or allowances given In lieu of allowed returns, freight and insurance, if separately itemized on the invoice and paid by the customer, and any value added, sales, use or excise taxes actually included in the invoice amount, provided, however, that no deductions will be taken for any other costs incurred in the manufacture, offering for sale, sale, distribution, shipment, promotion, advertisement, exploitation or commercialization of the Method or the Licensed Products, for any costs of collections or any uncollectible accounts, or for any other cots, expenditures, fees or expenses. Licensed Products will be considered "sold" when delivered, billed out, or invoices, whichever comes first. For all Licensed Products used by the Company as premiums to promote, market, sell and/or lease products not employed in the Method, such premiums will be deemed to have been sold at the Company's customary sales price.

2.   GRANT OF LICENSE

     2.1 Wake Forest hereby grants to the Company for the term of the License set forth below, an exclusive, worldwide right and license to use and practice the Method, subject, however, to a reservation of rights by Wake Forest to practice and use the Method for Wake Forest's own purposes as well as any and all other reservation of rights by Wake Forest provided in this Agreement.

     2.2 Wake Forest hereby agrees that it will not grant any other license to practice or use the Method for the term of the License set forth below subject, however, to any reservation of rights by Wake Forest provided in this Agreement to practice and use the Method for Wake Forest's own purposes as well as any and all other reservation of rights by Wake Forest provided in this Agreement.

3.   LICENSE FEES AND ROYALTIES



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     3.1 The Company agrees to pay to Wake Forest the following amounts:

         (a) a fee of 50,000 shares of the Company's common stock issued to Wake Forest for each PMA or 510(d), or equivalent thereof, receiving FDA approval for the Method or use of the System in the Method;

         (b) an earned royalty of six percent (6%) of Net Sales either for seven (7) years from the Effective date or for as long as Wake Forest utilizes the System for the Method, whichever is longer;

         (c) milestone payments of $10,000 following the submission of Phase I data on each IDE related to use of the System for the Method and $25,000 following approval by the FDA of a PMA or 510(k) submission as a result of each IDE involving the sue of the System for the Method; and

         (d) any sublicense fees pursuant to Section 4.2.

     3.2 If the Company is required to pay royalties or the like to a third party in connection with the practice or use of the Method as a result of (I) governmental laws, (ii) settlement procedures approved by Wake Forest or (iii) a final, nonappealable judgment in an infringement action, the parties will negotiate in good faith a royalty reduction in the earned royalty rate set forth in Section 3.1(b) of this Agreement.


4.   SUBLICENSES

     4.1 The Company will have the exclusive right to grant sublicenses to others for the Method provided, however, that any such sublicenses must be limited by the terms and conditions of this Agreement.

     4.2 For any sublicenses granted by the Company hereunder, the Company must pay to Wake Forest as a sublicense fee that proportion of royalties received from the Company's sublicensees necessary to yield Wake Forest returns on Licensed Products sold or leased by such sublicensees equal to the amounts which Wake Forest would have received from the Company for the Licensed Products sold or leased by the Company.



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     4.3 Termination of the License granted to the Company by Wake Forest under this Agreement will terminate all sublicenses which may have been granted by the Company, provided, however, that any sublicensee who desires to continue its sublicense must so advise Wake Forest in writing of sublicensee's desire to continue the sublicense within thirty (30) days of the sublicensee's receipt of written notice of the termination of the Company's License and, subject to the sublicensee's agreement to assume relative to Wake Forest all the obligations, including obligations for payment, contained in the sublicense Agreement with the Company, Wake Forest, in its sole discretion, may elect to continue the sublicense.

     4.4 Any sublicense granted by the Company must first be approved by Wake Forest, and such approval will not be withheld unreasonably. Any sublicense granted by the Company must contain provisions corresponding to those of Section 4.3, 6.2, 7.1, 7.2.2, 8.2, 8.3, 8.5, 9, 11, 12, and 14 of this Agreement and must not extend beyond the time provided in Section 8.1.

5.   BEST EFFORTS AND DUE DILIGENCE

     5.1 The Company will use its best efforts to bring the Method to market through a thorough, vigorous and diligent program for exploitation, marketing and commercialization of the Method.

6.   WARRANTY

     6.1 Wake Forest warrants that, to its actual knowledge and belief, it is entitled to license its information regarding the Method.

     6.2 All property, whether tangible or intangible, which may be delivered hereunder, will b e delivered on an "as is, where is" basis without any express or implied warranty. OTHER THAN THE OBLIGATIONS OF WAKE FOREST SET FORTH IN THIS AGREEMENT, WAKE FOREST MAKES NO OTHER WARRANTIES WHATSOEVER. WAKE FOREST HEREBY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ANY IMPLIED WARRANTIES OF NON-INFRINGEMENT OR ANY IMPLIED WARRANTIES ARISING FROM ANY COURSE OF DEALING, USAGE, OR TRADE PRACTICE. WAKE FOREST ASSUMES NO RESPONSIBILITY WITH RESPECT TO THE MANUFACTURE, USE, SALE, LEASE OR DISTRIBUTION OF ANY METHODS, PROCESSES, APPARATUS, DEVICES, SYSTEMS, PRODUCTS, ARTICLES, AND/OR APPLIANCES DERIVED FROM OR USING THE SYSTEM, METHOD, OR LICENSED PRODUCTS. WAKE FOREST WILL


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NOT BE LIABLE FOR ANY ACTIVITIES OR COMPANY, ITS AFFILIATES, OR ANY
SUBLICENSEES ARISING OUT OF THIS AGREEMENT OR FOR LOSS OF PROFITS, LOSS OF USE, OR ANY OTHER DIRECT, INCIDENTAL, CONSEQUENTIAL, OR EXEMPLARY DAMAGES.

7.  RECORDS, REPORTS, AND PAYMENTS

     7.1 RECORDS

          7.1.1 The Company will keep and maintain and will require any of its sublicensees to keep and maintain complete, accurate, and correct records and books relating to the sale or lease of the Licensed Products for the Method for five (5) years following the end of the applicable calendar or fiscal year to which such records and books pertain.

     7.2 REPORTS

          7.2.1 The Company will render to Wake Forest quarterly reports for each calendar year during the term o the License under this Agreement. Within thirty days following each such calendar quarter the Company will provide to Wake Forest a written report setting forth the following information:

         (a) accounting for all Licensed Products sold, distributed, or leased;

         (b) gross sales of Licensed Products;

         (c) any applicable deductions, allowances, and charges as provided in
Section 1.6 of this Agreement;

         (d) total Net Sales;

         (e) total royalties due;

         (f) fees or milestone payments due under Section 3.1(b) and (d);

         (g) reports of Sublicenses sales;

         (h) income from sublicenses sales; and

         (i) sublicense fees due to Wake Forest under Section 3.1(e).

    The Company will remit to Wake Forest with each such report the amount of payments or fees shown thereby to be due. If no sales or leases of the Licensed Products were made during any calendar quarter, the Company will provide to Wake Forest a statement to that effect.

         7.2.2 The books and records of account kept by the Company and any sublicensee must be made available upon reasonable notice, during normal business hours for examination


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by one or more auditors of Wake Forest's choosing, who will be permitted to enter upon the premises of the Company and any sublicensee and make and retain copies of any and all parts of said books and records of account, including invoices that are relevant to any report required to be rendered by the Company. Said copies will be provided at no cost to Wake Forest. Any amount found to have been owed but not paid will be paid promptly to Wake Forest with interest at the rate of fifteen percent (15%) per year. In the event any such audit shows that the Company or any sublicensee has underpaid any obligation by five percent (5%) or more during any calendar quarter, then such Company or applicable sublicensee will reimburse Wake Forest for the out-of-pocket expense for such audit.

         7.2.3 Royalty or other payments will be paid in United States dollars to Wake Forest in Winston-Salem, North Carolina, or at such other place as Wake Forest may reasonably designate consistent with the laws and regulations controlling in any foreign country. Any withholding taxes which the Company is required by law to withhold on remittance of the royalty payments will be deducted from the royalty paid. The Company will furnish Wake Forest with original copies of all official receipts for such taxes. If any royalties, fees, or payments hereunder are based on Net Sales converted from foreign currency, such conversion will be made by using the exchange rate prevailing at a first-class foreign exchange bank on the last business day of the calendar quarter reporting period to which such royalty payments relate.

8.  TERMINATION

    8.1 Unless sooner canceled or terminated as herein provided, this License will continue for seven (7) years from the Effective Date or until Wake Forest discontinues the use of the Method with the System, whichever is longer.

    8.2 If the Company becomes bankrupt or insolvent, or files a petition in bankruptcy, or if the business of the Company is placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of the Company or otherwise, this Agreement will automatically terminate without any notice whatsoever to the Company.

    8.3 If the Company at any time defaults in the payment of any fee, royalty or other payment, or in providing any report due under this Agreement makes any false report, or commits a material breach of any covenant or undertaking set forth herein,


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Wake Forest will have the right, in addition to all other remedies available, to terminate the License under this Agreement and revoke any and all licenses herein grated, by giving the Company thirty (30) days prior written notice of such termination, provided, however, that if the Company will have rectified such default or breach within such thirty (30) day period, then this Agreement will remain in effect and the rights and licenses herein granted will be in force as if no default or breach had occurred on the part of the Company. In the event of termination under this Section, the Company will continue to be obligated to pay to Wake Forest all fees, royalties, or other payment payable at the time of termination pursuant to this Section.

     8.4 The Company will have the right to terminate the License under this Agreement with or without cause at any time on six (6) months notice by certified mail to Wake Forest.

     8.5 Upon termination of this License for any reason, nothing herein will be construed to release either party from any obligation accrued prior to the effective date of such termination. Any termination of this License will not relieve the Company of any libations to make payments for any fees, royalties or other payments that may have accrued prior to the date of such termination. The Company is prohibited from selling, using, or exploiting the Method if the License is terminated.

     8.6 Upon termination of this License for any reason the rights granted herein will immediately revert to Wake Forest.

9.   INDEMNIFICATION AND INSURANCE

     The Company will indemnify, defend, and hold harmless Wake Forest from any suit, action, liability, claim, demand, judgment, and expense arising out of the fault of the Company or from the use of the System. The Company agrees that if any such claim is asserted or such suit is brought against Wake Forest, or its officers, trustees, employees, agents, or subcontractors or their employees, the Company will defend such claim or suit at the expense of the Company. The Company will cooperate with Wake Forest in the management of such claim or suit. The counsel chosen by the Company must be reasonably acceptable to Wake Forest and agree to represent Wake Forest. The Company will not settle or compromise any claim or action in a manner that imposes any restrictions or obligations on Wake Forest without Wake


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Forest's written consent, which consent will not be unreasonably withheld.

10.  ASSIGNMENT

     The Company may assign or otherwise transfer this Agreement and the License granted hereby to and only to the assignee or transferee of the Company's entire business or of that part of the Company's business to which the License granted hereby relates, provided, however, that such assignee or transferee agrees in writing to be bound by the terms and conditions of this Agreement. The Company will give Wake Forest thirty (30) days prior notice of such assignment and transfer and if Wake Forest raises no reasonable objection in writing to such assignment or transfer within fifteen (I 5) days after Wake Forest receives such notice, then Wake Forest will be deemed to have approved such assignment or transfer so long as the assignee or -transferee agrees in writing to be bound by the terms and conditions of this Agreement. If the Company fails to give Wake Forest such notice of transfer or assignment, then Wake Forest will have the right to terminate this Agreement or the License under this Agreement by providing written notice of termination to the transferee or assignee. Further, if the Company sells or otherwise transfers its entire business or that part of its business to which the License granted hereby relates and the assignee or transferee does not agree in writing to be bound by the terms and conditions of this Agreement within fifteen (I 5) days of any request by Wake Forest, then Wake Forest will have the sole right to terminate this Agreement or the License under this Agreement by providing written notice of termination to such transferee or assignee.

11.   NON-USE OF NAMES

     The Company will not use the names of Wake Forest or its employees, nor any adaptation thereof in any advertising, promotional or sales activities without prior written consent obtained from Wake Forest in each separate case, which consent will not be unreasonably withheld.

12.   EXPORT CONTROLS

     It is understood that Wake Forest is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities that may require a license from the applicable agency of the United States Government and/or may require written


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assurances by the Company that the Company will not export data or commodities to certain foreign countries without prior approval of such agency. Wake Forest neither represents that a license will not be required nor that, if required, it will be issued.

13.   PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

     Any payment, notice, or other communication pursuant to this Agreement will be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, postage prepaid, addressed to it at its address below, or as it otherwise designates, by written notice given to the other party:

      Wake Forest:       Beth Fordham-Meier, Director
                         Technology Transfer and Industry Relations
                         Wake Forest University School of Medicine
                         Medical Center Boulevard
                         Winston-Salem, NC 27157-1023

       Company:          Glenn Keeling, President
                         IDT, Inc.
                         2275 Swallow Hill Road #2500
                         Pittsburgh PA 15220

14.  MISCELLANEOUS PROVISIONS

     14.1 This Agreement will be construed, governed, interpreted, and applied in accordance with the laws of the State of North Carolina, U.S.A. Jurisdiction over any dispute arising under, from, or because of this Agreement shall exist only in North Carolina.

     14.2 The parties hereto acknowledge that this Agreement sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and will not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto. The parties acknowledge that they have entered into or may enter into a separate Research Agreement that is not intended to replace this Agreement or any part of this Agreement. Instead, any such Research Agreement is intended to be separate from and in addition to this Agreement.

     14.3 The provisions of this Agreement are severable, and in the event that any provision of this Agreement will be determined


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to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability will not in any way affect the validity or enforceability of the remaining provisions hereof

     14.4 The failure of either party to assert a right hereunder or to insist upon compliance with any ten-n or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

     14.5 In any litigation arising under or relating to this Agreement between the parties hereto, the prevailing party or parties will be entitled to recover its reasonable attorneys fees and litigation costs.

     14.7 This Agreement will be binding and inure to the benefit of the parties hereto and their respective affiliates, and permitted successors and assigns.

     14.8 The representations, warranties, covenants, and undertakings contained in this Agreement are for the sole benefit of the parties hereto and their permitted successors and assigns and such representations, warranties, covenants, and undertakings will not be construed as conferring any rights on any other party.

     14.9 Nothing contained in this Agreement will be deemed to place the parties hereto in a partnership, joint venture or agency relationship and neither party will have the right or authority to obligate or bind the other party in any manner.

     14.10 This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same in instrument.

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals and duly executed this License Agreement as of the day and year first set forth above.


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WAKE FOREST UNIVERSITY                 IDT, INC.



BY:                                    BY:
    ------------------------------          ---------------------------------
NAME:  Lawrence D. Smith               NAME:  Glenn Keeling
TITLE: Associate Dean for Research     TITLE: President


DATE:                                  DATE:
      -----------------------------          ----------------------------------



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